Exhibit 99.2

Adjusted Earnings Recasted for Pensions

2010 and 2009, USD$millions

Unaudited

	Q1 2010		Q2 2010		Q3 2010		Q4 2010		Full Year 2010		Full Year 2009
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Split-Out of Pension Costs
Service cost	$4.6		$4.5		$4.7		$4.6		$18.4		$16.9
Prior service amortization	0.3		0.2		0.4		0.3		1.2		(0.1)

Included In - After-tax income from continuing operations excluding restructuring and other income and charges	4.9		4.7		5.1		4.9		19.6		16.8
Interest	16.1		16.2		17.0		16.4		65.7		66.8
Expected return	(19.7)		(19.8)		(19.7)		(19.8)		(79.0)		(74.8)
Amortization of net loss	6.4		6.4		6.8		6.5		26.1		4.8
Other	—		—		—		(0.2)		(0.2)		0.2

Excluded From - After-tax income from continuing operations excluding restructuring and other income and charges	2.8		2.8		4.1		2.9		12.6		(3.0)
Tax Impact	(1.1)		(1.1)		(1.6)		(1.1)		(4.8)		1.1

Excluded From - After-tax income from continuing operations excluding restructuring and other income and charges, net of tax impact	$1.7	0.02	$1.7	0.02	$2.5	0.04	$1.8	0.03	$7.8	0.11	$(1.9)	(0.03)

Adjusted - After-tax income from continuing operations excluding restructuring and other income and charges
After-tax income from continuing operations excluding restructuring and other income and charges, as reported	$98.4	1.34	$93.9	1.28	$83.5	1.14	$77.9	1.07	$353.6	4.84	$304.1	4.15
Excluded from adjusted earnings results, net of tax impact	1.7	0.02	1.7	0.02	2.5	$0.04	1.8	0.03	7.8	0.11	(1.9)	(0.03)

After-tax income from continuing operations excluding restructuring and other income and charges, as adjusted	$100.1	1.36	$95.6	1.30	$86.0	1.18	$79.7	1.10	$361.4	4.95	$302.2	4.12

Adjusted Other Income (Expense), Net *
Other Income (Expense), Net as reported	$(5.7)		$(2.1)		$(7.6)		$(2.7)		$(18.0)		$(27.5)
Adjustment	2.8		2.8		4.1		2.9		12.6		(3.0)

Adjusted Other Income (Expense), Net	$(2.9)		$0.7		$(3.5)		$0.2		$(5.4)		$(30.5)

The sum of quarterly adjusted earnings per common share may differ from the full-year amount.

*	The information presented is part of FMC’s Industry Segment data.

Beginning in 2011, FMC will make an adjustment to guidance and reporting of After-tax income from continuing operations excluding restructuring and other income and charges (adjusted earnings) for the amortization of certain pension and other post employment benefits.

Similar to a number of other company announcements for Q4 2010, FMC will change adjusted earnings to exclude the amortization of past gains and losses in our defined benefit plans, which are predominantly in the United States. The change is being made since management believes that removing the impact of the amortizations provides a better understanding of the underlying profitability of the business and enhances period-over-period comparability.

Reporting of Service Costs and Plan Amendments Amortization will continue to be reported in our adjusted earnings. These elements best reflect the current year costs to FMC businesses for the employment benefits provided. Excluded from future adjusted earnings will be those costs that reflect the adjustments of accumulated obligations and returns on investments. Such costs can vary significantly from period to period based on the actuarial assumptions used and asset returns as of the balance sheet date. The impact of these changes, both positive and negative, are currently amortized through future earnings such that charges may continue to be taken well after the event that created them. Each year a new layer of amortizations may be added on top of those already existing, adding to the difficulty of assessing their impact on true underlying business performance.

This schedule presents the last four quarters of 2010, full year 2010 and full year 2009, adjusted for these items.